Exhibit 99.1

NEWS Contact: Erin Wolford (949) 524-4035 MediaRelations@chipotle.com
CHIPOTLE NAMES JOSH WEINSTEIN TO ITS BOARD OF DIRECTORS

NEWPORT BEACH, Calif., November 25, 2025 — Chipotle Mexican Grill (NYSE:CMG) today announced a new addition to its board of directors, Josh Weinstein, effective immediately.
Josh Weinstein has served as Chief Executive Officer and as a member of the Board of Directors of Carnival Corporation & plc, one of the world’s largest leisure travel companies, since 2022. During his over 20-year tenure with Carnival Corporation & plc, he served as its Chief Operations Officer from 2020 to 2022; President of Carnival UK from 2017 to 2020; Treasurer from 2007 to 2017; and as an attorney in the corporate legal department from 2002 to 2007. Prior to joining Carnival Corporation & plc, he served as a corporate attorney.
In addition to Chipotle, Weinstein is currently on the Board of Trustees of the Perez Art Museum Miami. Over the past several years Josh has also served on the Board of Directors of Catalyst, a global nonprofit focused on advancing women in the workplace, and the Board of the Adrienne Arsht Center Trust, which supports the organization’s performing arts center in Miami-Dade County. He is a graduate of the University of Pennsylvania and holds a Juris Doctorate from the New York University School of Law.
“Chipotle is a world-class restaurant company offering an unmatched product at an unrivaled value,” stated Weinstein. “It is a privilege to contribute to a high-growth organization delivering exceptional guest experiences, and I look forward to helping Chipotle accelerate its business around the world.”
With the composition change announced today, Chipotle’s Board will now be comprised of 10 directors, 9 of whom are independent. Weinstein will serve on the Nominating and Corporate Governance committee and brings valuable hospitality experience. The board is committed to ongoing director refreshment and continues to consider new, qualified independent directors.
“I am delighted to welcome Josh to the Board of Directors of Chipotle,” said Scott Maw, Chairman. “His extensive experience in the service industry will provide valuable expertise to the business at an important time for us as we pursue our strategic priorities and continue to deliver on our mission of cultivating a better world.”

About Chipotle
Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. There are over 3,900 restaurants as of September 30, 2025, in the United States, Canada, the United Kingdom, France, Germany, and the Middle East and it is the only restaurant company of its size that owns and operates all its restaurants in North America and Europe. With over 130,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. For more information or to place an order online, visit WWW.CHIPOTLE.COM.